Exhibit (a)(1)(B)

 AG MORTGAGE INVESTMENT TRUST, INC.

SUPPLEMENT TO OFFER TO EXCHANGE DATED AUGUST 14, 2020

OFFERS TO EXCHANGE COMMON STOCK
FOR
8.25% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK,
8.00% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

 AND
8.000% SERIES C FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE PREFERRED
STOCK

Security	CUSIP	Symbol	Total Number of Shares Outstanding	Maximum Number of Shares Sought in the Offer	Consideration Offered
8.25% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred”)	001228204	MITT PrA	2,070,000	250,470 (approximately 12.1% of total)	5 shares of newly issued common stock of the Company, par value $0.01 (the “Common Stock”) for each share of Series A Preferred (subject to proration as described herein)
8.00% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred”)	001228303	MITT PrB	4,600,000	556,600 (approximately 12.1% of total)	5 shares of newly issued Common Stock for each share of Series B Preferred (subject to proration as described herein)
8.000% Series C Fixed- to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred”)	001228402	MITT PrC	4,600,000	556,600 (approximately 12.1% of total)	5 shares of newly issued Common Stock for each share of Series C Preferred (subject to proration as described herein)

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS FOR EACH SERIES EXPIRE
AT 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 11, 2020.
WE MAY EXTEND THE EXCHANGE OFFER AND
WITHDRAWAL PERIOD AT ANY TIME.

On August 14, 2020, AG Mortgage Investment Trust, Inc. (the “Company,” “our,” “we” or “us”) commenced an offer to exchange up to 6,818,350 newly issued shares of our Common Stock, par value

$0.01 per share (NYSE: MITT) (the “Common Stock”), for up to 1,363,670 outstanding shares of our Preferred Stock, par value $0.01 per share (the “Preferred Stock”), without regard to series, subject to, as necessary, proration (the “Original Exchange Offer”). The Company, by this Supplement, is amending the Original Exchange Offer (as so amended, the “Exchange Offer”) to specify, for each of the three series of its Preferred Stock, the maximum number of shares sought as set forth in the table above (each, a “Series Consideration Cap”) and to revise the proration methodology accordingly. The total number of shares of Preferred Stock for which the Exchange Offer is being made and the total number of shares of Common Stock that may be issued as consideration under the Exchange Offer (the “Offer Consideration Cap”) are unchanged.

All references in the Offer to Exchange dated August 14, 2020 (the “Original Offer to Exchange”) to an offer to exchange up to 1,363,670 shares of Preferred Stock, without regard to series, shall now mean offers to exchange up to 250,470 Series A Preferred Shares, up to 556,600 Series B Preferred Shares and up to 556,600 Series C Preferred Shares, subject to proration on a series by series basis.

There is no minimum tender condition to the consummation of the Exchange Offer. If the number of shares of Common Stock required to be issued in exchange for shares of a series of Preferred Stock validly tendered and not withdrawn by the expiration date exceeds the respective Series Consideration Cap, the shares of such series of Preferred Stock so tendered will be accepted on a pro rata basis such that the number of shares of Common Stock issued in the Exchange Offer in exchange for such series of Preferred Stock equals the Series Consideration Cap.

Stockholders who have already tendered Preferred Stock pursuant to the Original Offer to Exchange are not required to take any further action to tender their Preferred Stock in the Exchange Offer. Stockholders who wish to withdraw their Preferred Stock from the Exchange Offer should follow the procedures set forth in this Supplement.

Except as set forth in this Supplement, the terms and conditions set forth in the Original Offer to Exchange remain applicable in all respects to the Exchange Offer. To the extent that any information contained in this Supplement is inconsistent with any information in the Original Offer to Exchange, this Supplement shall control.

There is no change to the expiration date of the Exchange Offer. The Exchange Offer is currently scheduled to expire at 11:59 p.m., New York City time, on September 11, 2020. However, please note that the Depository Trust Company (“DTC”) and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Exchange Offer, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you.

See “Risk Factors” beginning on page 18 of the Original Offer to Exchange for a discussion of issues that you should consider with respect to the Exchange Offer.

You must make your own decision whether to tender Preferred Stock in the Exchange Offer and, if so, how much of your Preferred Stock to tender. Neither we, our Board of Directors, our Manager, the Information Agent, the Exchange Agent, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Preferred Stock in the Exchange Offer. We have not authorized any person to make such a recommendation. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker.

SUPPLEMENTAL QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These Supplemental Questions and Answers present and answer certain questions you may have regarding the changes to the Original Exchange Offer made by means of this Supplement. We urge you to read the entire Supplement and Original Offer to Exchange because together they contain the full details of the Exchange Offer.

What series and amounts of stock are sought by the Company in the Exchange Offer?

We are offering to exchange, in each case for five shares of Common Stock, up to 250,470 Series A Preferred Shares, up to 556,600 Series B Preferred Shares and up to 556,600 Series C Preferred Shares that stockholders properly tender in the Exchange Offer and do not properly withdraw by the expiration date.

What happens if more than the maximum number of shares of a series of Preferred Stock for which the Exchange Offer is being made is validly tendered (and not withdrawn) in the Exchange Offer?

If more than the maximum number of shares of a series of Preferred Stock is validly tendered and not withdrawn prior to the expiration date, we will exchange such shares of that series on a pro rata basis (disregarding fractions). Any shares that are not accepted because of proration will be credited back to the appropriate account promptly following the expiration of the Exchange Offer.

How do I tender my Preferred Stock?

Preferred Stock held in a securities account with a broker or other securities intermediary can be tendered by your broker or other securities intermediary through DTC upon your request.

If you tender your Preferred Stock without indicating the number of shares of Preferred Stock you wish to tender, it will be assumed that you are tendering all Preferred Stock owned by you.

If you have questions, please call the Information Agent at the toll-free number on the back cover of the Original Offer to Exchange. See “The Exchange Offer—Procedure for Tendering” in the Original Offer to Exchange.

What if I have already tendered my Preferred Stock?

If you have already tendered your Preferred Stock pursuant to the Original Offer to Exchange previously provided to you, you are not required to take any further action to tender your Preferred Stock.

When will the Exchange Offer expire?

The Exchange Offer is currently scheduled to expire at 11:59 p.m., New York City Time, on September 11, 2020. We may, however, extend the Exchange Offer for any or all series of Preferred Stock from time to time in our discretion. We will also extend the expiration date of the Exchange Offer for any or all series of Preferred Stock if required by applicable law or regulation.

The Depository Trust Company and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in the Exchange Offer, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you.

There is no guaranteed delivery procedure available in the Exchange Offer.

See “The Exchange Offer—Extension, Termination and Amendment” in the Original Offer to Exchange.

What must I do if I want to withdraw my Preferred Stock from the Exchange Offer?

You may withdraw previously tendered Preferred Stock at any time before the expiration of the Exchange Offer. Any Preferred Stock not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any Preferred Stock that you tendered that is not accepted by us within 40 business days after the commencement of the Exchange Offer. See “The Exchange Offer—Withdrawal of Tenders” in the Original Offer to Exchange.

If you tendered your Preferred Stock through DTC, a withdrawal of your Preferred Stock will be effective if you and your broker or other securities intermediary comply with the appropriate procedures of DTC’s automated system prior to the expiration of the Exchange Offer or after the expiration of 40 business days after the commencement of the Exchange Offer. Any notice of withdrawal must identify the Preferred Stock to be withdrawn, including, if held through DTC, the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. Your broker or other securities intermediary can assist you with this process.

See “The Exchange Offer—Withdrawal of Tenders” in the Original Offer to Exchange.

Who can I talk to if I have questions?

The Information Agent can help answer your questions. If you require additional copies of this Supplement, the Original Offer to Exchange or other related materials, you should contact the Information Agent. The Information Agent is D.F. King & Co., Inc. The Information Agent’s contact information is set forth below.

D.F. King & Co., Inc.
48 Wall Street, 22 Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 488-8035
Email: MITT@dfking.com

The Company also has filed with the SEC an amendment to the Schedule TO which includes certain additional information relating to the Exchange Offer. The Schedule TO as amended, including the exhibits, and other information, may be examined, and copies may be obtained, free-of-charge on our website, on the SEC’s website or from the Information Agent.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements (“forward-looking statements”) in the Original Offer to Exchange, this Supplement and the documents we incorporate by reference that are subject to substantial known and unknown risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, returns, results of operations, plans, yields, objectives, the composition of our portfolio, actions by governmental entities, including the Federal Reserve, and the potential effects of actual and proposed legislation on us, our views on certain macroeconomic trends, and the impact of the novel coronavirus (“COVID-19”). When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements.

These forward-looking statements are based upon information presently available to our management and are inherently subjective, uncertain and subject to change. There can be no assurance that actual results will not differ materially from our expectations. Some, but not all, of the factors that might cause such a difference include, without limitation:

•	the uncertainty and economic impact of the COVID-19 pandemic and of responsive measures implemented by various governmental authorities, businesses and other third parties;

•	changes in our business and investment strategy;

•	our ability to predict and control costs;

•	changes in interest rates and the fair value of our assets, including negative changes resulting in margin calls relating to the financing of our assets;

•	changes in the yield curve;

•	changes in prepayment rates on the loans we own or that underlie our investment securities;

•	increased rates of default or delinquencies and/or decreased recovery rates on our assets;

•	our ability to obtain and maintain financing arrangements on terms favorable to us or at all, particularly in light of the current disruption in the financial markets;

•	changes in general economic conditions, in our industry and in the finance and real estate markets, including the impact on the value of our assets;

•	conditions in the market for Agency Residential Mortgage-Backed Securities (“Agency RMBS”), Residential Investments, including Non-Agency RMBS, Credit Risk Transfer securities, Non-U.S. RMBS, interest only securities, and residential mortgage loans, Commercial Investments, including Commercial Mortgage-Backed Securities, interest only securities, and commercial real estate loans, and Excess Mortgage Servicing Rights;

•	legislative and regulatory actions by the U.S. Department of the Treasury, the Federal Reserve and other agencies and instrumentalities in response to the economic effects of the COVID-19 pandemic;

•	how COVID-19 may affect us, our operations and personnel;

•	the forbearance program included in the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”);

•	our ability to reinstate quarterly dividends on our Common Stock and Preferred Stock and to make distributions to our stockholders in the future;

•	our ability to maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes; and

•	our ability to qualify for an exemption from registration under the Investment Company Act of 1940, as amended, prior to the expiration of our one year grace period.

We caution investors not to rely unduly on any forward-looking statements, which speak only as of the date made, and urge you to carefully consider the risks noted above and identified under the captions “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020 and any subsequent filings. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements that we make, or that are attributable to us, are expressly qualified by this cautionary notice.

Supplement to Offer to Exchange dated August 25, 2020